Exhibit 99.1

Contact:
Investor Relations    Media Relations
Greg Ketron    Samuel Wang
(203) 585-6291    (203) 585-2933
For Immediate Release: April 17, 2015

Synchrony Financial Reports First Quarter Net Earnings of $552 Million or $0.66 Per Diluted Share
STAMFORD, Conn. – Synchrony Financial (NYSE: SYF) today announced first quarter 2015 net earnings of $552 million, or $0.66 per diluted share. Highlights for the quarter included:

•	Total platform revenue increased 5% from the first quarter of 2014 to $2.6 billion

•	Loan receivables grew $4 billion, or 7%, from the first quarter of 2014 to $58 billion

•	Purchase volume increased 10% from the first quarter of 2014

•	Extended a top 10 partnership-Amazon

•	Announced a new top 40 partnership-Guitar Center

•	Launched exclusive endorsement agreement with VSP, nation’s largest vision insurance provider

•	Strong deposit growth continued, up $8 billion, or 28%, over the first quarter of 2014

•	Separation from General Electric Company on track

“The momentum we generated over the last several quarters continued in the first quarter. Our value propositions helped to drive strong receivables, deposit, and revenue growth,” said Margaret Keane, President and Chief Executive Officer of Synchrony Financial. “We are pleased with our organic growth and business development results. We continued to extend major partnerships, signed several new programs across our platforms, and launched compelling promotions to help our partners drive sales growth.”
“We are also capitalizing on new mobile and digital technologies, evidenced by the announcement that our Payment Solutions and CareCredit cards will be available in Samsung Pay when launched. This, coupled with our involvement in Apple Pay, demonstrates our commitment to being in leading edge mobile wallet applications. Our focus remains on finding ways to further enhance the value we deliver to partners and customers and delivering growth across our business platforms,” stated Ms. Keane.

Business and Financial Highlights for the First Quarter of 2015
All comparisons below are for the first quarter of 2015 compared to the first quarter of 2014, unless otherwise noted.
Earnings

•
Net interest income increased $132 million, or 5%, to $2.9 billion, driven by strong loan receivables growth, partially offset by higher interest expense from funding issued to increase liquidity in 2014.

•	Total platform revenue increased $132 million, or 5%.

•	Provision for loan losses decreased $77 million to $687 million largely due to improved asset quality trends.

•	Other income decreased $14 million to $101 million, driven by increased loyalty and rewards costs associated with program initiatives, partially offset by strong growth in interchange revenue.

•
Other expense increased $136 million to $746 million. The increase included $92 million attributable to infrastructure build in preparation for separation from General Electric Company (GE) and growth, as well as a $44 million reduction in reserves for regulatory matters in the first quarter of 2014.

•	Net earnings totaled $552 million for the quarter compared to $558 million in the first quarter of 2014.
Balance Sheet

•	Period-end loan receivables growth remained strong at 7%, driven by purchase volume growth of 10% and average active account growth of 4%.

•	The composition of loan receivables growth remained broad-based across all sales platforms.

•	Deposits grew to $35 billion, up $8 billion, or 28%, from the first quarter of 2014, and now comprise 59% of funding compared to 55% last year.

•	The Company’s balance sheet remained strong with total liquidity (liquid assets and undrawn securitization capacity) at $20 billion, or 28% of total assets.

•	The estimated Tier 1 Common Equity ratio under Basel I was 16.9% and the estimated fully phased-in Common Equity Tier 1 ratio under Basel III was 16.4%.
Key Financial Metrics

•	Return on assets was 3.0% and return on equity was 20.8%.

•	Net interest margin declined 304 basis points to 15.79% primarily due to the impact from the significant increase in liquidity versus the prior year.

•	Efficiency ratio increased to 32.2% mainly due to increased investments in growth and infrastructure build in preparation for separation from GE.

Credit Quality

•	Loans 30+ days past due as a percentage of period-end loan receivables improved 30 basis points to 3.79%.

•	Net charge-offs as a percentage of total average loan receivables improved 33 basis points to 4.53%.

•	The allowance for loan losses as a percentage of total period-end receivables was 5.59%.

Sales Platforms

•	Retail Card platform revenue increased 5%, driven primarily by purchase volume growth of 10% and period-end loan receivables growth of 7%, with broad-based growth across partner programs.

•
Payment Solutions platform revenue increased 8%, driven primarily by purchase volume growth of 10% and period-end loan receivables growth of 11%, with solid growth across industry segments led by home furnishings, automotive products, and power equipment.

•	CareCredit platform revenue increased 5%, driven primarily by purchase volume growth of 6% and period-end receivables growth of 4%, with growth led by dental and veterinary specialties.

Corresponding Financial Tables and Information
No representation is made that the information in this news release is complete. Investors are encouraged to review the foregoing summary and discussion of Synchrony Financial's earnings and financial condition in conjunction with the detailed financial tables and information that follow and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed February 23, 2015. The detailed financial tables and other information are also available on the Investor Relations page of the Company’s website at www.investors.synchronyfinancial.com. This information is also furnished in a Current Report on Form 8-K filed with the SEC today.
Conference Call and Webcast Information
On Friday, April 17, 2015, at 10:30 a.m. Eastern Time, Margaret Keane, President and Chief Executive Officer, and Brian Doubles, Executive Vice President and Chief Financial Officer, will host a conference call to review the financial results and outlook for certain business drivers. The conference call can be accessed via an audio webcast through the Investor Relations page of our website, www.investors.synchronyfinancial.com, under Events and Presentations. A replay will be available on the website or by dialing (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international), passcode 12015#, and can be accessed beginning approximately two hours after the event through May 1, 2015.
About Synchrony Financial
Synchrony Financial (NYSE: SYF), formerly GE Capital Retail Finance, is one of the premier consumer financial services companies in the United States. Our roots in consumer finance trace back to 1932, and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables. We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers to help generate growth for our partners and offer financial flexibility to our customers. Through our partners’ more than 300,000 locations across the United

States and Canada, and their websites and mobile applications, we offer our customers a variety of credit products to finance the purchase of goods and services. Our offerings include private label and co-branded Dual Card credit cards, promotional financing and installment lending, loyalty programs and Optimizer+plus branded FDIC-insured savings products through Synchrony Bank. More information can be found at www.synchronyfinancial.com and twitter.com/SYFNews.
Cautionary Statement Regarding Forward-Looking Statements
This news release contains certain forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. Forward-looking statements may be identified by words such as “outlook,” “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as: the impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated; retaining existing partners and attracting new partners, concentration of our platform revenue in a small number of Retail Card partners, promotion and support of our products by our partners, and financial performance of our partners; our need for additional financing, higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings; our ability to securitize our loans, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loans, and lower payment rates on our securitized loans; our reliance on dividends, distributions and other payments from Synchrony Bank; our ability to grow our deposits in the future; changes in market interest rates and the impact of any margin compression; effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk, the sufficiency of our allowance for loan losses and the accuracy of the assumptions or estimates used in preparing our financial statements; our ability to offset increases in our costs in retailer share arrangements; competition in the consumer finance industry; our concentration in the U.S. consumer credit market; our ability to successfully develop and commercialize new or enhanced products and services; our ability to realize the value of strategic investments; reductions in interchange fees; fraudulent activity; cyber-attacks or other security breaches; failure of third parties to provide various services that are important to our operations; disruptions in the operations of our computer systems and data centers; international risks and compliance and regulatory risks and costs associated with international operations; alleged infringement of intellectual property rights of others and our ability to protect our intellectual property; litigation and regulatory actions; damage to our reputation; our ability to attract, retain and motivate key officers and employees; tax legislation initiatives or challenges to our tax positions and state sales tax rules and regulations; significant and extensive regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Act and the impact of the CFPB’s regulation of our business; changes to our methods of offering our CareCredit products; impact of capital adequacy rules; restrictions that limit Synchrony Bank’s ability to pay dividends; regulations relating to privacy, information security and data protection; use of third-party vendors and ongoing third-party business relationships; failure to comply with anti-money laundering and anti-terrorism financing laws; effect of General Electric Capital Corporation being subject to regulation by the Federal Reserve Board both as a savings and loan holding company and as a systemically important financial institution; GE not completing the separation from us as planned or at all, GE’s inability to obtain savings and loan holding company deregistration (GE SLHC Deregistration) and GE continuing to have significant control over us; completion by the Federal Reserve Board of a review (with satisfactory results) of our preparedness to operate on a standalone basis, independently of GE, and Federal Reserve Board approval required for us to continue to be a savings and loan holding company, including the timing of the approval and the imposition of any significant additional capital or liquidity requirements; our need to establish and significantly expand many aspects of our operations and infrastructure; delays in receiving or failure to receive Federal Reserve Board agreement required for us to be treated as a financial holding company after the GE SLHC Deregistration; loss of association with GE’s strong brand and reputation; limited right to use the GE brand name and logo and need to establish a new brand; GE’s significant control over us; terms of our arrangements with GE may be more favorable than what we will be able to obtain from unaffiliated third parties; obligations associated with being a public company; our incremental cost of operating as a standalone public company could be substantially more than anticipated; GE could engage in businesses that compete with us, and conflicts of interest may arise between us and GE; and failure caused by us of GE’s distribution of our common stock to its stockholders in exchange for its common stock to qualify for tax-free treatment, which may result in significant tax liabilities to GE for which we may be required to indemnify GE.
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this news release and in our public filings, including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed on February 23, 2015. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Non-GAAP Measures
The information provided herein includes measures we refer to as “platform revenue”, “platform revenue excluding retailer share arrangements” and “tangible common equity” and certain capital ratios, which are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, please see the detailed financial tables and information that follow. For a statement regarding the usefulness of these measures to investors, please see the Company’s Current Report on Form 8-K filed with the SEC today.